Exhibit 99.1

Georgia-Pacific Expects Fourth Quarter 2002 Income to Break Even;
Schedules Year-End Earnings Release and Conference Call for Jan. 21

ATLANTA, Jan. 13 — Georgia-Pacific Corp. (NYSE: GP) today said that it expects results from continuing operations to approximately break even for fourth quarter 2002 before unusual items and the sale of a 60 percent interest in its Unisource paper distribution subsidiary.

The company said fourth quarter 2002 results for its building products businesses were adversely affected by costs associated with suspension of production at multiple structural panels manufacturing facilities as well as competitive pricing in lumber and panels. In addition, results for its North American consumer products business were impacted by competitive market conditions and higher manufacturing costs as well as higher wastepaper and energy costs.

“While our results for the fourth quarter will be disappointing, Georgia-Pacific has considerable underlying business strengths and we are making progress to ensure that we maximize cash flows and meet our operating goals during 2003 despite these market conditions,” said A.D. “Pete” Correll, chairman and chief executive officer.

The company also said it will record a fourth quarter 2002 pre-tax charge of approximately $315 million for asbestos liabilities and defense costs, net of anticipated insurance recoveries, it expects to pay over 10 years through 2012. Because Georgia-Pacific incurred higher asbestos liabilities and defense costs in 2002 than anticipated, management has revised the earlier 10- year projection for which Georgia-Pacific took a fourth quarter 2001 pre-tax charge of $350 million, and has extended the projection an additional year through 2012. Georgia-Pacific will remain in compliance with its existing debt covenants after recording this charge.

“Working with National Economic Research Associates (NERA) and Peterson Consulting we have done our best to quantify the amount of our exposure, net of insurance recoveries, and extend our projection appropriately,” Correll said.

Further details about the company’s fourth quarter and year-end 2002 earnings results will be issued prior to market opening Jan. 21, 2003. On that date, Georgia-Pacific management will participate in a live audio Webcast and conference call beginning at 11 a.m. Eastern time to provide additional information.

To access the Webcast, visit www.gp.com and follow the link. Listeners should allow ample time to access the Webcast.

Call participants may dial toll free (888) 467-8159 or (484) 630-9765 for international callers, five minutes before the teleconference. The password for the conference call is “GAPAC.”

Replay of the conference call will be available until 5 p.m. Eastern time, Feb. 14, by calling toll free (888) 568-0691 or (402) 998-1464 for international callers. The replay also will be available on Georgia-Pacific’s Web site under the Investor Information section.

Investment professionals are asked to confirm participation in advance by calling toll-free (888) 567-0583 or (402) 998-1861 internationally.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2001 annual sales of more than $25 billion, the company employs approximately 65,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, So- Dri®, Green Forest® and Vanity Fair®, as well as the

7

Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products distribution segment has long been among the nation’s leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

Certain statements contained in this release, including statements regarding future amounts of asbestos liability and defense costs, are forward- looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. The accuracy of statements relating to the company’s asbestos liabilities is subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving each such claim, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors described in Georgia-Pacific Corporation’s Securities and Exchange Commission filings, including its report on Form 10-K for the year ended Dec. 29, 2001 and Form 10-Q for the quarter ended Sept. 29, 2002.

8